SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 31, 2003



                                HORIZON PCS, INC.


             (Exact name of registrant as specified in its charter)



         Delaware                      333-51240               31-1707839
     (State or other             (Commission File Number)    (IRS Employer
jurisdiction of incorporation)                             Identification No.)




          68 East Main Street                                  45601-0480
           Chillicothe, Ohio                                   (Zip Code)
         (Address of principal
          executive offices)


      (Registrant's telephone number including area code) (740) 772-8200



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Item 5.  Other Events and Regulatory FD Disclosure.

     As previously discussed in its quarterly report on Form 10-Q filed on May 14, 2003, Horizon PCS, Inc. ("Horizon PCS" or the "Company") has been attempting to negotiate a modification of the terms of its management agreements with Sprint PCS. Horizon PCS has been unsuccessful to date in these negotiations. The Company's proposal to Sprint PCS contemplated concessions from the Company's creditors and equity holders and that Sprint and the Company would enter into an arms-length modification of their agreements to provide fee relief and predictability to the Company.

     Based primarily upon the failure of the Sprint negotiations, Horizon PCS is implementing a company-wide work force reduction to further reduce costs that are within the Company's control. The employment of approximately 300 employees will be terminated, and the Company is closing approximately 19 of its 42 company-owned sales and service centers to reduce costs in areas where revenues are not currently meeting criteria for return on investment. Horizon is also converting approximately 13 of its other company-owned sales and service centers to customer service centers.

     In  connection   with  its  cost   reduction   efforts,   Horizon  PCS  has
significantly reduced work on the expansion of its network and the enhancement of its network capacity.

     Horizon PCS currently has over 300,000 subscribers. As a result of the cost reduction efforts, management anticipates that the Company's new subscriber additions will decline significantly.

     Any statement in this Form 8-K that is not a statement of historical fact may be deemed to be a forward-looking statement, which involves known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially and significantly different from any future results, performance or achievements expressed or implied by such forward-looking statements. For further information on the risks inherent in the Company's business see "Risk Factors" in the Company's Form 10-K for the year ended December 31, 2002, and the Company's Form 10-Q filed on May 14, 2003.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    HORIZON PCS, INC.


Date:   July 31, 2003        By:    /s/ Peter M. Holland
                                    --------------------------------------------
                                    Peter M. Holland
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)